Geltology Inc.

Professional Ethics and Code of

Conduct for Employees

August 5, 2012

(Unofficial Translation)

Geltology Inc. Professional Ethics and Code of Conduct

for Employees

Contents

Chapter One	General Provisions	3

Chapter Two	Professional Ethics	4

Chapter Three	Code of Conduct	4

I.	Conflicts of Interest	4
II.	Illegal or Inappropriate Payments Are Prohibited	6
III.	Unfair Competition Is Prohibited	6
IV.	Insider Trading Is Prohibited	6
V.	Relationship with Parties of Related Interest	7
VI.	Use and Disclosure of the Company’s Information	7
VII.	Accounting Management and the Protection of the Company’s Assets	8
VIII.	Daily Office Work	9
IX.	Professional Image	9

Chapter Four	Consultation Regarding Uncertainty	9

Chapter Five	Reporting Non-Compliant Activities	10

Chapter Six	Punishment for Non-Compliant Activities	10

Chapter Seven	Communication	10

Chapter Eight	Others	11

Appendix		12

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Chapter One         General Provisions

Article 1          This system is formulated to standardize the Professional Ethics and Code of Conduct for Senior Management at Geltology Inc. (“the Company”), to safeguard the Company’s interest and image, to prevent risks; based on Internal Control Integrated Framework, Enterprise Risk Management Integrated Framework, and Basic Norms for Enterprise Internal Control; and in accordance with SOX Act, state laws, regulatory requirements of where the enterprise is listed, Articles of Association of Geltology Inc. as well as relevant laws and regulations.

Article 2         This system is applicable to all employees of the Company and its subsidiaries (Xingguo General Red Fruit Industry Development Co., Ltd. and Xingguo General Red Navel Orange Freshness Preservation Co., Ltd.)

Article 3         This system regulates employees’ professional ethics, code of conduct, questions and consulting, reporting of violations, penalties for violations, as well as communications.

Article 4          In order to achieve the business objectives, compliance objectives and financial statement objectives of internal control, this system is to mainly prevent the following risks:

1.	Employees’ professional ethics cannot meet the company's requirements, which may lead to failure in achieving the company's objectives, or acts of cozenage or fraud that are detrimental to the Company’s interest;

2.	Employees’ activities involving conflicts of interest, illegal or improper payments, improper competition, or insider trading may cause the Company’s interest to be compromised;

3.	Improper use and disclosure of company information may result in leaks of the Company's business secrets;

4.	Wrongdoing in accounting control and protection of company assets may lead to losses of enterprise assets or shareholders' equity.

5.	Employees’ negligence in their professional image may cause harms to the Company’s image.

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Chapter Two          Professional Ethics

Article 5         To comply with laws, regulations and the Articles of Association of the Company. All employees shall comply with all laws and regulations at the Company’s business locations.

Article 6         All on-duty activities of the employees shall be engaged with the principle of loyalty to the Company and integrity for the purpose of protecting company interest and being socially responsible. No personal reasons shall be the motive of such activities.

Article 7         The employees must identify with the Company spirit and objective, and implement the Company’s core business operation management concept. The employees must carry out the Company spirit: “Never give up and never admit defeat; rise above oneself and pursue excellence;” must put in practice the Company’s operation concept: “Treat people as basic resources and produce products through technology; create excellent products and enrich all;” and must strive to realize the Company’s objective: “Create green resources and share green wealth.”

Article 8         The employees should love their posts, carry out their responsibilites faithfully, master their skills, conscientiously perform their professional duties and focus on work efficiency.

Article 9         The employees should, in their business operations, strictly observe the relevant policies and regulations and ensure the accurate, clear and proper documentation of each business transaction. All fraud, forgery and deception and other improper behavior are strictly prohibited.

Article 10       The employees should carry out the superior standard of professional ethics, insist on speaking the honest words, doing the honest thing and being the honest people, and keeping the tradition of maintaining high standards, tight organization, serious attitude and strict discipline.

Chapter Three         Code of Conduct

I.           Conflicts of Interest

Article 11         The employees must not misuse opportunities within the scope of the Company’s business activities without authorization; shall not use the Company’s assets, information or status for personal gain.

Article 12         As for sideline work, the employees shall not engage in any paid jobs outside the Company without prior permission from the Company.

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The situations in which sideline jobs are prohibited include:

1.	Where the Company employees serves as a member of the board of directors, officers, consultants, employees or other positions at other companies that compete with the Company, or that show direct conflict or signs of conflict with his/her role in the Company.

2.	Where the Company employees uses his/her time or other resources in the Company to work on sideline jobs.

Article 13          Company employees shall not accept valuable gifts that may affect their business decisions or infringe their independent judgments; and shall not allow their parents, spouse, children, other family members or a third party to accept such gifts. Company employees may exchange a limited number of non-cash, ceremonial gifts in business activities, but shall not thereby let this unduly affect normal business activities.

Article 14         It is strictly prohibited to provide, give or promise, through any means, money and other valuable effects to government officials. Company employees must follow the Company’s procurement policy when purchasing products on behalf of the Company and shall not engage in bribery, receiving paybacks or other improper behavior in their business activities.

Article 15         Company employees shall comply with relevant provisions with regard to protection of the Company’s business secrets. No one shall disclose or use any secret information in connection with the Company without authorization.

Article 16         Company employees and their relatives shall not acquire company assets, or accept loans or loan guarantees provided by the Company in violation of relevant provisions.

Article 17         Company employees shall not appropriate public funds for their own personal gain or another’s interests.

Article 18         In the activities of external business relations, where the Company employees receive a legitimate commission from the business affiliates, such commission shall be all handed over to the Company and shall not be embezzled by the employees.

1.          The employees of Xingguo General Red Navel Orange Freshness Preservation Co., Ltd. shall not embezzle the legitimate commission paid by other companies during the normal course of business activities; otherwise, the Company shall pursue such employees in accordance with the law.

2.          The employees of Xingguo General Red Fruit Industry Development Co., Ltd. involved in the external business activities during the course of production base development and management shall not embezzle the legitimate commission received from other companies; otherwise, such employees shall be pursued for fraud.

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II. Illegal or Inappropriate Payments Are Prohibited

Article 19         The employees shall not engage in bribery through financial or other means for the purpose of selling products.

Article 20         During the course of service and product sales, if any discount is offered to the trading party, including but not limited to commissions and actual goods paid to agents, such discount must be given in an explicit manner with all available documents of evidence, and the accounting department must be notified for actual book keeping. If anyone offers any discount implicitly off the books, such individual shall be pursued in accordance with the law.

III.         Unfair Competition Is Prohibited

Article 21         No employees shall exclude competitors from fair competition and legitimate business activities illegally by inappropriate means, and no employees shall be allowed to deliberately conjure up and disseminate false information to harm the reputation of a competitor.

Article 22         No employees shall engage in obtaining a competitor’s commercial secrets through illegal means.

“Commercial Secrets” means any technical and economic information that is not known to the public, that may bring economic benefits to a competitor, that has practical use and that is protected by their owner.

IV.  Insider Trading Is Prohibited

Article 23         The insiders shall not engage, or suggest that others engage, in the buying or selling of any securities on the basis of any insider information.

An “Insider” means person who owns securities of an issuer, or who serves as the director, senior manager of the issuer or any other close affiliates of the issuer, or who may access or obtain any insider information because of his/her membership position, management position, regulatory position or professional position or who is an employee or the professional adviser to the issuer during the course of performing his/her duties.

“Insider Information” means any material information that is known to the insider but is not known to the public and that may influence the market price of the securities.

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Article 24         The insider is prohibited from divulging any insider information and from letting others profit through he use of such information.

Article 25         Non-insider shall not attempt to obtain any insider information through inappropriate means or channels and engage, or suggest that others engage, in the buying or selling of any securities on the basis of any insider information.

V.  Relationship with Parties of Related Interest

Article 26         The employees must treat the Company’s customers and suppliers, honestly and fairly; those with management responsibilities must also treat all employees with their scope of management honestly and fairly.

Article 27         The employees shall not treat the parties mentioned above unfairly through manipulation, concealment, misuse of proprietary information or with holding of material facts.

Article 28         The employees must adhere to the Company’s policy regarding integrity and self-discipline in the course of doing business and interacting with any parties of related interest and shall not harm the Company’s reputation of integrity and fairness.

VI.      Use and Disclosure of the Company’s Information

Article 29         The Company’s information resources and systems must be used reasonably and in compliance in order to ensure their security, reliability and smooth operation.

1.      Observe the relevant policies regarding the security and management of the Company’s information.

2.      Study assiduously the guidelines on the use of computers, take information security training, raise computing security awareness and improve skills so as to prevent the loss or damage of equipment and saved information.

3.      Sending secret information or material information on the Company’s network or mobile telephones is prohibited.

4.      Engaging in any activities that violate the State laws and regulations and the Company’s policies and are harmful to the Company’s interests on the Company’s network is prohibited.

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Article 30         The employees involved in the disclosure procedures for the Company’s information must observe all the policies regarding the disclosure of information and the rules of the Company’s internal control regulations so as to ensure the Company’s complete, truthful, timely and fair disclosure of such information.

1.      Record the relevant information regarding the Company’s production and operation and financial activities truthfully, accurately, objectively, promptly and completely.

2.      Such information cannot be forged, altered, concealed or destroyed.

3.      One cannot direct or force others to forge or alter such information.

VII.         Accounting Management and the Protection of the Company’s Assets

Article 31         The employees must ensure that the Company’s transactions are properly approved and implemented and that such transactions are accurately, completely and truthfully recorded in the Company’s accounting books; All forgery, fraud or other inappropriate actions in transactions, records, presentation or other activities are strictly prohibited.

Article 32         All the accounting records and the financial reporting derived from such records must be in compliance with all the applicable law and regulations and must not contain any false or deliberately misleading records.

Article 33         The employees must completely and accurately follow all requirements regarding the safekeeping and preservation of the records.

Article 34         Omission or concealment of any records regarding funds, payments and receipts is strictly prohibited.

Article 35         It is strictly prohibited to withhold or deliberately make false or ambiguous statement when providing financial information to the Company’s internal and external audit personnel.

Article 36         The employees must maintain the awareness that the Company’s assets are used for legitimate business purposes only, protect the Company’s properties in accordance with the law and ensure their effectively use.

Article 37         The employees must thrifty in the use of the Company’s assets and carry out various company matters economically.

Article 38         The employees shall not give, transfer, lease or pledge the Company’s funds, vehicles, equipment, properties, raw material and products to any other companies or individuals without authorization or approval.

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Article 39          The employees, if they are given notebook computers or communication equipment for personal use, shall not use them for any inappropriate purposes.

VIII.   Daily Office Work

Article 40         The employees must observe work schedule and hours and must not be late, leave early or absent without proper cause. Leave and vacation requests must be in compliance with relevant conditions and processed according to set rules, and the transition work must be properly handle at the same time so as not to affect the progress of work or business development.

Article 41         The employees must maintain the security and cleanness of the office and business environment and keep the work area clean and orderly. The employees must cooperate with the relevant personnel with the fire-prevention, theft-prevention, hazard-material-prevention and immunization work.

IX.       Professional Image

Article 42         The employees should maintain a civil demeanor in public in their conversation and behavior and dress appropriately. Their personal image should be consistent with requirements of their professional status, work posts and work environment.

Article 43         The employees must keep themselves healthy, maintain cultivated hobbies and interests, actively participate cultural and sports activities that are beneficial to their mental and physical health and be engaged in their work with full energy.

Article 44         The employees’ involvement in gambling activities is strictly prohibited.

Chapter Four    Consultation Regarding Uncertainty

Article 45         Any employee who is uncertain regarding the compliance of his/her activities or has doubt about certain matters mentioned in the policy may directly consult with his/her superior, the head of the strategic planning and operation management or other responsible person.

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Chapter Five    Reporting Non-Compliant Activities

Article 46         All activities that are in violation of rules may be reported through a hotline, in writing or online.

Article 47         The employees must report all activities that are in violation of the State laws, the Company’s internal rules and this code committed by him/herself or by others to the Audit Committee. After the Audit Committee receives reports of violation of this code by any employee, the Company’s legal counsel or human resources staff, after discussion with the relevant personnel, should forward such reports to the board of directors for a final decision.

Article 48         The Audit Committee and the department that receive such reports have the obligation to protect the person that has submitted such reports, including but not limited to the protection of the person’s anonymity, and shall not issue sanction against such person (including dismissal) unless there is proper grounds.

The Company reserves the right to sanction such employee that submits malicious reports, harassing reports or deliberately false reports.

Chapter Six    Punishment for Non-Compliant Activities

Article 49         The Board will issue punishment for any violation of this code. The specifics of the punishment, depending on the nature of violation, range from written warning for slight violation, dismissal for serious violation to being sent to public security bureau or regulatory agencies for investigation.

Chapter Seven     Communication

Article 50         Human Resources Department or the affiliate office will be responsible for the promulgation of this code and the matters regarding disclosure, and rules of conduct and professional ethics must be included in the training material for all employees.

Article 51         Such communication may also be carried out through writing, training, on internet or in other forms.

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Chapter Eight    Others

Article 52         The department of strategic planning and operation management is responsible for the formulation, modification and interpretation of this code.

Article 53         This code shall become effective on August 5, 2012.

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Appendix

The Employee Professional Ethics and Code of Conduct Risk Matrix

Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Senior management personnel’s standard of professional ethics fails to meet the Company’s requirements	Operation, financial report and compliance	Medium	Serious		1. Establish sound integrity and ethics value statement;
2. Provide training to the employees on the standard of professional ethics;
3. Management’s intervention must not be beyond the control procedures.

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Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
The activities by the employees involve conflict of interest	Operation	High	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Promptly identify behaviors that violate the standard of ethics and ethics value;
3. Promptly correct and rectify behaviors by the employees that violate the standard of ethics and ethics value.

Activities by the employees involving illegal or improper payments	Operation	High	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Promptly identify behaviors that violate the standard of ethics and ethics value;
3. Promptly correct and rectify behaviors by the employees that violate the standard of ethics and ethics value.

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Appendix

Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Activities by the employees involving unfair competition	Operation	Medium	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Promptly identify behaviors that violate the standard of ethics and ethics value;
3. Promptly correct and rectify behaviors by the employees that violate the standard of ethics and ethics value.

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Appendix

Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Activities by the employees involving insider trading	Operation	Medium	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Prohibit insiders from divulging insider information to others or having others profit from such information.

The contacts with parties of related interest are dishonest or unfair	Operation	Medium	Serious		the employees shall not shall not treat the parties of related interests unfairly through manipulation, concealment, misuse of proprietary information or misleading statement of material facts.

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Appendix

Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Improper use and disclosure of accounting information	Operation, financial reporting	Medium	Serious		1. Standardize procedures of the use of the Company’s information resources and systems;
2. the employees directly or indirectly involved in the disclosure procedures for the Company’s information must observe all the policies regarding the disclosure of information and the rules of the Company’s internal control regulations.

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Appendix

Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Improper accounting control and protection of the Company’s assets	Operation, financial reporting	Medium	Serious		1. All forgery, fraud, off-the-book arrangement or other inappropriate actions in transactions, records, presentation or other activities are strictly prohibited
2. The Company assets must be protected in accordance with the law to ensure their effective use.

Integrity and ethics value are not correctly communicated	Operation	High	Medium		Clarify the communication channel for integrity and ethics value. For example, they can be communicated orally in the employees meetings, in face-to-face conversation, or through examples while handing routine activities.

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